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                                   EXHIBIT 2.1

                               ARTICLES OF MERGER

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                               ARTICLES OF MERGER

         W.L. Campbell hereby certifies that:

         1. He is the President and Secretary of America's Finest Waters, Inc., a Nevada corporation (the "Surviving Corporation").

         2. These Articles of Merger are being filed pursuant to Section 92A.200 of the Nevada Revised Statutes to effect a merger (the "Merger") between the Surviving Corporation and Jump! Software, Inc., a California corporation (the "Disappearing Corporation"). The Surviving Corporation and the Disappearing Corporation shall be referred to collectively as the "Constituent Entities".

         3. A Plan of Merger (the "Plan") has been adopted by each Constituent Entity.

         4. A special meeting of the board of directors and shareholders of the Surviving Corporation was held on April 21, 1999. At that meeting, the Plan was approved by a unanimous vote of the directors of the Surviving Corporation. Also, at that meeting, the Secretary reported that there 3,594,859 shares of the Surviving Corporation's capital stock issued and outstanding and proxies voting "FOR" the Plan were received from the holders of 2,070,826 shares or 57.6% of the total outstanding capital stock. Therefore, the Plan was approved by all of the directors and a majority of the shareholders of the Surviving Corporation.

         5. A special meeting of the board of directors and shareholders of the Disappearing Corporation was held on March 31, 1999. At that meeting, the Plan was approved by a unanimous vote of the directors of the Surviving Corporation. Also, at that meeting, the Secretary reported that there were 10,239,500 shares of the Disappearing Corporation's capital stock issued and outstanding and proxies voting "FOR" the Plan were received from the holders of 5,984,425 shares or 58.44% of the total outstanding capital stock. Therefore, the Plan was approved by all of the directors and a majority of the shareholders of the Disappearing Corporation.

         6. The amendments to the Articles of Incorporation of the Surviving Corporation are as follows:

            a. The name of Surviving Corporation is hereby changed to JumpMusic.Com, Inc., a Nevada corporation.

            b. The total number of shares Surviving Corporation is authorized to issue are 200,000,000 shares of common stock, $.001 par value; and 50,000,000 shares of preferred stock, $.001 par value, of which 2,500,000 shares are designated as Series C. The rights, privileges, and preferences of the Series C Preferred Stock are as follows:

               i. DIVIDEND PROVISIONS. The holders of shares of Series C Redeemable and Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends accruing at the rate of ten percent (10.0%) per year of the face value (face value is $3.00 per share) from the date of issuance through the date of conversion (the "Coupon Dividend"), as well as dividends paid with respect to each share of common stock for each share of Series C Redeemable and Convertible Preferred Stock at the same time and on a parity with dividends paid on each share of common stock (the "Common Dividend") less any Coupon Dividend paid for any such period. Each share of Series C Redeemable and Convertible Preferred Stock shall rank on a parity with each other share of Series C Redeemable and Convertible Preferred Stock with respect to dividends. Dividend payments to the holders of shares of Series C Redeemable and Convertible Preferred Stock shall be payable annually, in cash by delivery of a check to each entitled holder's address which is registered with the Secretary of the Company. Any Coupon Dividend on the Series C Redeemable and Convertible Preferred Stock which has accrued pursuant to this Section 2 but which, for any reason whatsoever, (a) has not been declared, or (b) has been declared but has not been timely paid, shall be deemed in arrears and shall accumulate until paid.


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              ii.     CONVERSION PROVISIONS. Each Series C Redeemable and
Convertible Preferred Share is convertible into shares of the Company's Common Stock at any time after the date of issuance based upon a conversion price of $3.00 per common share. Any holder of the Series C Redeemable and Convertible Preferred Shares may elect conversion (the "Conversion Right") of any number of the Shares so held by remitting the Certificate evidencing ownership of the Shares together with a signed irrevocable stock transfer power, with signature guaranteed, to the Company requesting and specifying the number of Shares that the Holder seeks to convert into the Company's Common Stock (the "Conversion Request").

              iii.    REDEMPTION.

                      (a) MANDATORY REDEMPTION. If the Series C Redeemable and Convertible Preferred Shares are not converted earlier by the holder(s), at two years following the date of issuance, the Company is obligated to redeem for cash each and every outstanding shares of Series C Redeemable and Convertible Preferred Stock at face value plus accrued and unpaid dividends owed.

                      (b) VOLUNTARY REDEMPTION. Notwithstanding the Mandatory Redemption provision contained at iii(a) above, in the event that the Company's common stock trades at $4.50 per share or greater for ten (10) consecutive trading days, as measured by the closing bid price, the Company shall have the right to convert into its common shares such Class C shares at the greater of $4.50 or the closing bid price on the date that the Company provides written notice of its intention to convert.

              iv. LIQUIDATION PREFERENCES. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Series C Redeemable and Convertible Preferred Shares will be entitled to receive, before any distribution is made with respect to the Corporation's common stock, a preferential payment at a rate per each whole Series C Redeemable and Convertible Preferred Share equal to the face value of $3.00 per Share plus accrued and unpaid dividends thereon.

              v. RECAPITALIZATION. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Amendment) provision shall be made so that the holders of the Series C Redeemable and Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Redeemable and Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this section with respect to the rights of the holders of the Series C Redeemable and Convertible Preferred Stock after the recapitalization to the end that the provisions of this section (including adjustment of the applicable Conversion Prices then in effect and the number of shares purchasable upon conversion of the Series C Redeemable and Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

              vi. NO VOTING RIGHTS AND NO SINKING FUND. The Series C Redeemable and Convertible Preferred Shares have no voting rights and no sinking fund has or will be established to provide for dividends or the redemption of the Series C Redeemable and Convertible Preferred Shares.

              vii. NO IMPAIRMENT. This Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Redeemable and Convertible Preferred against impairment.


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              viii.   NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                      (a) No fractional shares shall be issued upon the conversion of any share or shares of the Series C Redeemable and Convertible Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Redeemable and Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                      (b) Upon the occurrence of any adjustment or readjustment of the Conversion Price of Series C Redeemable and Convertible Preferred Stock, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Redeemable and Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series C Redeemable and Convertible Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Redeemable and Convertible Preferred Stock.

              ix. NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series C Redeemable and Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

              x. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Redeemable and Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Redeemable and Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Redeemable and Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval on any necessary amendment to these articles.

              xi. NOTICES. Any notice required to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

      7. The complete executed Plan of Merger is on file at the registered office of the Surviving Corporation.


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      I further declare under the penalty of perjury under the laws of the State of Nevada that the matters set forth in these Articles of Merger are true and correct of my own knowledge.

AMERICA'S FINEST WATER, INC.,
a Nevada corporation as Surviving Corporation



   /s/ W.L. Campbell
   -----------------
BY: W.L. Campbell
ITS: President and Secretary

Acknowledged:

JUMP! SOFTWARE, INC.,
a California corporation as Disappearing Corporation



   /s/ Richard Mathews                             /s/ Jan Mathews
   -------------------                             ---------------
BY: Richard Mathews                             BY: Jan Mathews
ITS: President                                  ITS: Secretary


STATE OF WASHINGTON     )
                        ) SS.
COUNTY OF SPOKANE       )


On April 29, 1999, before me, Lisa Y. Destreich, Notary Public, personally appeared W.L. Campbell, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.               /s/ Lisa Y. Oestreich
                                                 ---------------------
                                                 Signature

STATE OF CALIFORNIA           )
                              ) SS.
COUNTY OF SANTA CLARA         )

On April 29, 1999, before me, Tammy D. Bast, Notary Public, personally appeared Richard Mathews, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.               /s/ Tammy D. Bast
                                                 -----------------
                                                 Signature


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STATE OF CALIFORNIA           )
                              ) SS.
COUNTY OF SANTA CLARA         )

On April 29, 1999, before me, Tammy D. Bast, Notary Public, personally appeared Jan Mathews, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.               /s/ Tammy D. Bast
                                                 -----------------
                                                 Signature




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